Appendix A to Amended and Restated Operating Expenses Agreement

(Effective June 26, 2013)

Fund	Class M Operating Expense Limit (1)	Class I Operating Expense Limit	Admin. Class Operating Expense Limit (1)	Plan Class Operating Expense Limit

Metropolitan West Total Return Bond Fund	0.65%	0.44%	0.85%	0.39%

Metropolitan West Low Duration Bond Fund	0.58%	0.39%	0.78%	N/A

Metropolitan West Ultra Short Bond Fund	0.50%	0.34%	0.70%	N/A

Metropolitan West AlphaTrak 500 Fund	0.90%	N/A	1.10%	N/A

Metropolitan West High Yield Bond Fund	0.80%	0.55%	1.00%	N/A

Metropolitan West Intermediate Bond Fund	0.65%	0.44%	0.85%	N/A

Metropolitan West Strategic Income Fund	2.35%	2.10%	2.55%	N/A

Metropolitan West Unconstrained Bond Fund	0.99%	0.75%	N/A	N/A

Metropolitan West Floating Rate Income Fund	0.85%	0.65%	N/A	N/A

(1) Includes Rule 12b-1 fees paid by Class M and Administrative shares of the Funds. There are no Rule 12b-1 fees assessable for Class I or Plan Class shares of the Funds.

METROPOLITAN WEST FUNDS	METROPOLITAN WEST ASSET
MANAGEMENT, LLC

By:	By:

Title:	Title: